SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                          Date of Report: October 31, 2005
                        (Date of earliest event reported)

                               HEALTH PARTNERSHIP INC.
             (Exact name of registrant as specified in its charter)

         Colorado                         000-28711            84-136134
(State or other jurisdiction of     (Commission File No.)    (IRS Employer
       incorporation)                                       Identification No.)


                 3111 N. Seminary, Suite 1 N, Chicago, Illinois 60657
                    (Address of Principal Executive Offices)

                                               (312) 952-7100
               (Registrant's telephone number including area code)

                        875 N. Michigan Ave., Suite 3335, Chicago, IL 60611 (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01   Entry into a Material Definitive Agreement

            On October 31, 2005, Health Partnership Inc. (the "Company," "we," "us," or "our") entered into a Note Purchase Agreement (the "Purchase Agreement") with certain lenders party thereto. Pursuant to the terms of the Purchase Agreement, on October 31, 2005, we issued promissory notes in the aggregate principal amount of $500,000 (the "Notes"). The Notes bear interest at a rate of 7% and are due and payable in full on October 31, 2006 (the "Maturity Date"). See Item 2.03 of the Current Report for additional information regarding the Notes and the Purchase Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

            On October  31,  2005,  the  Company  entered  into a Note  Purchase
Agreement (the "Purchase Agreement") with certain lenders party thereto. Pursuant to the terms of the Purchase Agreement, on October 31, 2005, we issued promissory notes in the aggregate principal amount of $500,000 (the "Notes"). The Notes bear interest at a rate of 7% and are due and payable in full on October 31, 2006 (the "Maturity Date").

            The principal and unpaid accrued interest of each Note shall automatically be converted into equity securities in like kind upon the closing of our Next Equity Financing. "Next Equity Financing" shall mean the next sale (or series of related sales) by the Company of its equity securities following the date of the Purchase Agreement from which the Company receives gross proceeds of not less than $3,000,000 including the aggregate amount of debt securities converted there into. The number of equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each Note to be converted, on the date of conversion, by the Conversion Price. "Conversion Price" shall mean a price per share equal to seventy five percent (75%) of the price paid per share for equity securities by the investors in the Next Equity Financing.

            The following events shall be considered events of default with respect to each Note:

                        The Company shall default in the payment of any part of the principal or unpaid accrued interest on any Note for more than thirty (30) days after the Maturity Date or at a date fixed by acceleration or otherwise;

                        The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;


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                        Within  sixty  (60) days after the  commencement  of any
           proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or
           similar  relief  under  any  present  or  future   statute,   law  or
           regulation, such proceeding shall not have been dismissed, or within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

                        The Company shall fail to observe or perform any other obligation to be observed or performed by it under the Purchase Agreement or the Notes within thirty (30) days after written notice from the majority Note holders to perform or observe the obligation, or any representation or warranty made by the Company thereunder shall be false in any material respect as of the date made and such representation or warranty is not cured, if susceptible to cure, within thirty (30) days after the Company's knowledge of such failure.

            Until the later of the Maturity Date or repayment of any Note, the Company will not take any action regarding the prepayment or conversion of any Note, issuance of debt of more than $100,000, issuance of equity securities in any amount, or acquisitions of other companies or assets of more than $1 million in purchase price without the express written approval of Gerard Jacobs, or, in the event of his death or incapacity, the trustee of the Roberti Jacobs Family Trust u/a/d 11-11-99.

            The proceeds of the Notes were used in part to pay all principal and interest outstanding pursuant to that certain note outstanding to M2M Acquisition, LLC, an Illinois limited liability company ("M2M") in the original principal amount of $434,800.


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                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   November 7, 2005

                                        HEALTH PARTNERSHIP INC.

                                        By:  /s/ Douglas Stukel
                                             ------------------
                                        Its: President